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                                                                     EXHIBIT 5.1

                 [Letterhead of Sklar Warren & Sylvester LTD.]




                               September 30, 1997




Petsec Energy, Inc.
143 Ridgeway Drive, Suite 113
Lafayette, LA  70503-3402

Dear Sirs:

         We have acted as counsel for Petsec Energy Inc., a Nevada corporation (the "Company"), in connection with the proposed offer by the Company to exchange (the "Exchange Offer") for all outstanding 9 1/2% Series A Senior Subordinated Notes Due 2007 ($100 million principal amount outstanding) (the "Old Notes") its 9 1/2% Series B Senior Notes Due 2007 ($100 million principal amount) (the "Exchange Notes"). The Old Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of June 13, 1997 (the "Indenture"), among the Company and The Bank of New York, as trustee.

                                SCOPE OF REVIEW

         As Nevada counsel, and for the purpose of rendering this opinion, we have reviewed the following: (i) the Articles of Incorporation and Bylaws of the Company certified on September 30, 1997 by the Secretary of the Company, all as amended to date; (ii) resolutions of the Board of Directors of the Company authorizing the execution of certain documents described therein; (iii) certificates of existence from the Nevada Secretary of State certifying that the Company is duly organized, existing, and in good standing under the laws of Nevada; (iv) the Indenture; (v) the Purchase Agreement (the "Purchase Agreement"), among the Company and Merrill Lynch & Co., Donaldson, Lufkin & Jenrette Securities Corporation, and Salomon Brothers Inc (the "Initial Investors"); (vi) the Registration Rights Agreement ("Rights Agreement") among the Company and the Initial Investors; (vii) the Exchange Notes; and (viii) the Registration Statement on Form S-4, filed by the Company with the Securities and Exchange Commission, for the registration of the Exchange Notes (the "Securities") under the Securities Act of 1933 (the "Registration Statement" and the documents described in clauses (iv) through (vii) inclusive, the "Transaction Documents"). With your knowledge and permission, we have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the Transaction Documents. We have also examined copies, certified or otherwise identified to our satisfaction, of such records, documents, instruments, and certificates (collectively, the "Client and Public Record Documents") of the Company and public officials as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

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Petsec Energy, Inc.
September 30, 1997
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                                  ASSUMPTIONS

         We have assumed, with your knowledge and permission, and without independent verification: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic original documents of all documents submitted to us as certified, conformed photostatic, or facsimile copies; (iv) to the extent that execution copies have not been furnished to us, the conformity of draft and/or conformed documents to the final execution versions thereof; (v) the accuracy and completeness of all corporate records made available to us by Petsec; and
(vi) the veracity of the matters of fact set forth in the Client and Public Record Documents, although, with your knowledge and permission we have not necessarily independently verified the content of factual statements made therein.

         In addition, our opinion is premised upon: (i) the assumption that each of the Transaction Documents which are governed by the laws of jurisdictions other than the State of Nevada ("Governing Jurisdictions") are valid and binding on all parties thereto under such law; and (ii) information that we have been furnished as to certain contacts between the Governing Jurisdictions and the transactions contemplated by the Transaction Documents, including the following: (a) substantial negotiations relating to such transactions have taken place in the Governing Jurisdictions; (b) counsel representing parties to the Transaction Documents in connection with such transactions have their offices in the Governing Jurisdictions and negotiations in connection with such transactions have taken place in certain of their offices in the Governing Jurisdictions; and (c) many of the parties to the Transaction Documents are located in the Governing Jurisdictions.

                                 QUALIFICATIONS

         The opinions hereinafter expressed are subject to the following qualifications:

         A. With respect to factual matters, we have relied solely upon certificates of the Company and/or one or more of its officers.

         B. The fact that a court might not enforce certain covenants of the Transaction Documents or allow acceleration of the amounts due under the Exchange Notes if it concludes that: (i) such enforcement or acceleration would be commercially unreasonable; or (ii) such enforcement is not undertaken in good faith under the then existing circumstances, and the fact that each of the Transaction Documents is subject to any requirement under applicable law generally imposing an obligation of good faith or of reasonableness in the performance and enforcement of contracts.

         C. The fact that certain provisions and remedies of the Exchange Notes may be rendered ineffective, or limited, by applicable laws or judicial decisions governing such provisions or

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Petsec Energy, Inc.
September 30, 1997
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remedies, but such laws and judicial decisions do not, in our opinion, make the
Exchange Notes inadequate for the practical realization of the rights and benefits afforded thereby.

         D. The opinion contained herein as to the enforceability of the Exchange Notes is subject to the effect of bankruptcy, insolvency, reorganization, moratorium, anti-deficiency, and other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or by general equitable principles (including, without limitation the federal Bankruptcy Code and the Uniform Fraudulent Transfers Act as adopted as Chapter 112 of Nevada Revised Statutes, it being understood that no opinion is rendered hereby with respect to the issue of fraudulent conveyances) and the exercise of judicial discretion in accordance with general principles of equity (whether considered in a proceeding in equity or at law).

         E. We express no opinion as to the enforceability of provisions in the Transaction Documents: (i) to the effect that failure to exercise, or delay in exercising, rights or remedies will not operate as a waiver of any such rights or remedies; (ii) requiring that a waiver be in writing in order to be effective; (iii) purporting to disavow that the waiver of the right to enforce a provision on one or more occasions can constitute a waiver of the right to enforce the same or similar provisions on other occasions; (iv) waiving any right of offset; (v) waiving any right of the statute of limitations; (vi) directly or indirectly requiring that any consent, modification, amendment, or waiver be in writing; (vii) purporting to exculpate or indemnify any party against the consequences of any of its own future gross negligence or tortious conduct; (viii) purporting to grant to any party the right to collect attorneys' fees from any other party in any action between them which is ultimately decided in favor of such other party; (ix) purporting to preserve the liability of some, but not all obligors, except as provided by the Uniform Joint Obligations Act as adopted by the State of Nevada; (x) waiving a right to have security on an indebtedness marshaled; (xi) purporting to require that litigation and other proceedings with respect to the above-mentioned documents only be prosecuted in certain jurisdictions; or (xii) providing for service of process other than as provided by law.

         F. Our opinion is limited to the extent that (i) rights to indemnity and contribution may be limited under principles of public policy or federal securities laws; (ii) we express no opinion as to the reasonableness of any late charge or liquidated damages; (iii) the availability of the remedy of specific performance or injunctive relieve is subject to the discretion of the court before which a proceeding seeking such remedy is brought; (iv) Nevada law may restrict the enforcement of any provisions in the Transaction Documents purporting to restrict the application of proceeds of insurance or condemnation when there has not been an impairment of the value of collateral; and (v) a court might not enforce certain covenants of the Transaction Documents or allow acceleration of any amounts due thereunder if it concludes that (x) such enforcement is not reasonably necessary for the protection of the payee's security; (y) such enforcement or acceleration would not be commercially reasonable, or (z) such enforcement is not undertaken in good faith under the then existing circumstances, and the fact that each of such documents is subject to any requirement under

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Petsec Energy, Inc.
September 30, 1997
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applicable law generally imposing an obligation of good faith or of reasonableness in the performance and enforcement of contracts.

         G. We express no opinion as to any matters of federal or state securities law.

                                    OPINION

         Based upon and subject to the foregoing, we are of the opinion that the Securities proposed to be issued pursuant to the Exchange Offer have been duly authorized for issuance and, subject to the Registration Statement becoming effective under the Securities Act of 1933, and to compliance with any applicable state securities laws, when issued, executed by the person or persons authorized by the Company, delivered, and sold in accordance with the Exchange Offer, the Indenture, the Purchase Agreement, and the Rights Agreement will be valid and legally binding obligations of the Company enforceable against the Company in accordance with their respective terms.

                                     * * *

         We are qualified to practice law in the State of Nevada and the opinions set forth herein are expressly limited to the laws of the State of Nevada. This letter is being furnished to you solely for your information and may not be circulated, quoted from, or relied upon by any other person or for any other purpose, except that we hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to Sklar Warren & Sylvester, Ltd. under "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        /s/ Sklar Warren & Sylvester, Ltd.

                                        SKLAR WARREN & SYLVESTER, LTD.